Exhibit 99.1
INDEX TO FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Stem, Inc. and subsidiaries (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of operations, comprehensive loss, stockholders’ deficit, and cash flows for each of the two years in the period ended December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.
Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and cash outflows from operating activities and has debt coming due that raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ DELOITTE & TOUCHE LLP
San Francisco, California
March 15, 2021, (October 22, 2021, as to the effects of the reverse recapitalization described in Note 1)
We have served as the Company’s auditor since 2018.

STEM, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	December 31,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$6,942	$12,889
Accounts receivable, net	13,572	6,619
Inventory, net	20,843	3,580
Other current assets (includes $123 and $483 due from related parties as of December 31, 2020 and 2019, respectively)	7,920	5,710

Total current assets	49,277	28,798
Energy storage systems, net	123,703	131,569
Contract origination costs, net	10,404	8,608
Goodwill	1,739	1,695
Intangible assets, net	12,087	10,695
Other noncurrent assets	8,640	6,682

Total assets	$205,850	$188,047

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$13,749	$12,691
Accrued liabilities	16,072	7,307
Accrued payroll	5,976	5,573
Notes payable, current portion	33,683	28,895
Convertible promissory notes (includes $45,271 and $24,102 due to related parties as of December 31, 2020 and 2019, respectively)	67,590	34,925
Financing obligation, current portion	14,914	6,373
Deferred revenue, current	36,942	10,948
Other current liabilities (includes $399 and $190 due to related parties as of December 31, 2020 and 2019, respectively)	1,589	2,636

Total current liabilities	190,515	109,348
Deferred revenue, noncurrent	15,468	9,780
Asset retirement obligation	4,137	5,759
Notes payable, noncurrent	4,612	6,568
Financing obligation, noncurrent	73,128	74,640
Warrant liabilities	95,342	6,094
Lease liability, noncurrent	57	390

Total liabilities	383,259	212,579
Commitments and contingencies (Note 18)
Stockholders’ Deficit:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized as of December 31, 2020 and 2019; after recapitalization, there are no shares issued and outstanding as of December 31, 2020 and 2019	—	—
Common stock, $0.0001 par value; 500,000,000 authorized as of December 31, 2020 and 2019; 40,202,785 and 43,189,195 issued and outstanding as of December 31, 2020 and 2019, respectively	4	3
Additional paid-in capital	230,620	234,465
Accumulated other comprehensive (loss) income	(192)	54
Accumulated deficit	(407,841)	(259,054)

Total stockholders’ deficit	(177,409)	(24,532)

Total liabilities, convertible preferred stock and stockholders’ deficit	$205,850	$188,047

The accompanying notes are an integral part of these consolidated financial statements.

STEM, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)

	Years Ended December 31,
	2020	2019
Service revenue	$15,645	$13,482
Hardware revenue	20,662	4,070

Total revenue	36,307	17,552
Cost of service revenue	21,187	16,958
Cost of hardware revenue	19,032	3,854

Total cost of revenue	40,219	20,812

Gross margin	(3,912)	(3,260)
Operating expenses:
Sales and marketing	14,829	17,462
Research and development	15,941	14,703
General and administrative	14,705	12,425

Total operating expenses	45,475	44,590

Loss from operations	(49,387)	(47,850)
Other income (expense), net:
Interest expense	(20,806)	(12,548)
Change in fair value of warrants and embedded derivative	(84,455)	1,493
Other expenses, net	(1,471)	(503)

Total other income (expense)	(106,732)	(11,558)

Loss before income taxes	(156,119)	(59,408)
Income tax expense	(5)	(6)

Net loss	$(156,124)	$(59,414)

Net loss per share attributable to common shareholders, basic and diluted	$(4.13)	$(1.51)

Weighted-average shares used in computing net loss per share, basic and diluted	40,064,087	42,811,383

The accompanying notes are an integral part of these consolidated financial statements.

STEM, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(in thousands)

	Years Ended December 31,
	2020	2019

Net loss	$(156,124)	$(59,414)
Other comprehensive (loss) income:
Foreign currency translation adjustment	(246)	54

Total comprehensive loss	$(156,370)	$(59,360)

The accompanying notes are an integral part of these consolidated financial statements.

STEM, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT
(in thousands, except share amounts)

	Convertible Preferred Stock		Series 1 Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount	Shares	Amount
Balance at January 1, 2019	186,466,181	$218,931	3,405	$—	9,583,163	$—	$555	$—	$(210,596)	$(210,041)
Retroactive application of recapitalization (Note 1)	(186,466,181)	(218,931)	(3,405)	—	32,640,569	3	218,928	—	—	218,931

Adjusted balance, beginning of period	—	—	—	—	42,223,732	3	219,483	—	(210,596)	8,890
Effect of Exchange Transaction (Note 11)	—	—	—	—	(3,368,264)	—	(15,946)	—	10,956	(4,990)
Issuance of warrants to purchase common stock	—	—	—	—	—	—	1,217	—	—	1,217
Issuance of shares upon conversion of promissory note	—	—	—	—	4,245,330	—	28,144	—	—	28,144
Settlement of litigation (Note 18)	—	—	—	—	(2,905)	—	—	—	—	—
Issuance of common stock upon exercise of stock options and warrants	—	—	—	—	91,302	—	36	—	—	36
Stock-based compensation	—	—	—	—	—	—	1,531	—	—	1,531
Foreign currency translation adjustments	—	—	—	—	—	—	—	54	—	54
Net loss	—	—	—	—	—	—	—	—	(59,414)	(59,414)

Balance as of December 31, 2019	—	—	—	—	43,189,195	3	234,465	54	(259,054)	(24,532)
Effect of exchange transaction (Note 11)	—	—	—	—	(3,448,648)	—	(10,605)	—	7,337	(3,268)
Cancellation of exchange transaction by shareholder (Note 11)	—	—	—	—	184,520	—	—	—	—	—
Recognition of beneficial conversion feature related to convertible notes (Note 11)	—	—	—	—	—	—	1,629	—	—	1,629
Issuance of warrants to purchase common stock	—	—	—	—	—	—	168	—	—	168
Issuance of shares upon exercise of stock options and warrants	—	—	—	—	277,718	1	421	—	—	422
Stock-based compensation	—	—	—	—	—	—	4,542	—	—	4,542
Foreign currency translation adjustments	—	—	—	—	—	—	—	(246)	—	(246)
Net loss	—	—	—	—	—	—	—	—	(156,124)	(156,124)

Balance as of December 31, 2020	—	$—	—	$—	40,202,785	$4	$230,620	$(192)	$(407,841)	$(177,409)

The accompanying notes are an integral part of th
e
se consolidated financial statements.

STEM, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Years Ended December 31,
	2020	2019
OPERATING ACTIVITIES

Net loss	$(156,124)	$(59,414)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	17,736	13,889
Non-cash interest expense, including interest expense associated with debt issuance costs	10,044	4,759
Stock-based compensation	4,542	1,531
Change in fair value of warrant liability and embedded derivative	84,455	(1,493)
Noncash lease expense	589	906
Accretion expense	217	303
Impairment of energy storage systems	1,395	295
Earnings from equity method investments	(129)	(76)
Changes in operating assets and liabilities:
Accounts receivable	(6,988)	(5,112)
Inventory	(17,263)	(1,553)
Other assets	(5,329)	(1,860)
Contract origination costs	(2,552)	(1,302)
Accounts payable and accrued expenses	5,684	10,562
Deferred revenue	31,682	9,007
Lease liabilities	(646)	(230)
Other liabilities	(984)	110

Net cash used in operating activities	(33,671)	(29,678)

INVESTING ACTIVITIES
Purchase of energy storage systems	(6,196)	(40,995)
Capital expenditures on internally-developed software	(5,828)	(5,356)
Purchase of property and equipment	(12)	(7)

Net cash used in investing activities	(12,036)	(46,358)

FINANCING ACTIVITIES
Proceeds from exercise of stock options and warrants	422	36
Proceeds from financing obligations	16,222	32,310
Repayment of financing obligations	(10,689)	(7,309)
Proceeds from issuance of convertible notes, net of issuance costs of $240 and $2,308 for the years ended December 31, 2020 and 2019, respectively	33,081	63,250
Proceeds from issuance of notes payable, net of issuance costs of $1,502 and $0 for the years ended December 31, 2020 and 2019, respectively	23,498	4,710
Repayment of notes payable	(22,240)	(25,796)

Net cash provided by financing activities	40,294	67,201

Effect of exchange rate changes on cash and cash equivalents	(534)	(170)
Net decrease in cash and cash equivalents	(5,947)	(9,005)

Cash and cash equivalents, beginning of year	12,889	21,894
Cash and cash equivalents, end of year	$6,942	$12,889

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for income taxes	$2	$3
Cash paid for interest	$9,665	$8,937
NON-CASH INVESTING AND FINANCING ACTIVITIES
Change in asset retirement costs and asset retirement obligation	$1,839	$(636)
Issuance of common stock warrants	$168	$1,216
Conversion of convertible promissory notes and accrued interest into Series D preferred stock	$—	$28,144
Conversion of accrued interest into outstanding note payable	$644	$—
Purchase of energy storage systems in accounts payable	$1,806	$950
The accompanying notes are an integral part of these consolidated financial statements

STEM, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. Business
Description of the Business
Stem, Inc. and its subsidiaries (together “Stem, Inc.” or the “Company”) is an energy technology company that creates innovative technology services that transform the way energy is distributed and consumed. Through its technology, the Company enables businesses to control their electricity expense and helps the electrical grid be more efficient in managing peak usage.
Stem, Inc. was incorporated on March 16, 2009 in the State of Delaware and is headquartered in Millbrae, California.
Star Peak Acquisition Corp. Merger
On December 3, 2020, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Star Peak Transition Corp. (“STPK”, prior to the closing of the Merger and the “New Stem”, following the closing of the Merger), an entity listed on the New York Stock Exchange under the trade symbol “STPK”, and STPK Merger Sub Corp., a Delaware corporation and wholly owned subsidiary of STPK (“Merger Sub”), providing for, among other things, and subject to the conditions therein, the combination of the Company and STPK pursuant to the merger of Merger Sub with and into the Company with the Company continuing as the surviving entity (the “Merger”). On April 28, 2021, shareholders of STPK approved the Merger.
Immediately prior to the closing of the Merger, (i) all issued and outstanding shares of Legacy Stem preferred stock, par value $0.00001 per share (the “Legacy Stem Preferred Stock”), were converted into shares of Legacy Stem common stock, par value $0.000001 per share (the “Legacy Stem Common Stock”) in accordance with Legacy Stem’s amended and restated certificate of incorporation, (ii) all outstanding convertible promissory notes of Legacy Stem (the “Legacy Stem Convertible Notes”) were converted into Legacy Stem Preferred Stock in accordance with the terms of the Legacy Stem Convertible Notes and (iii) certain warrants issued by Legacy Stem to purchase Legacy Stem Common Stock and Legacy Stem Preferred Stock (the “Legacy Stem Warrants”) were exercised by holders into Legacy Stem Common Stock in accordance with the terms thereof. Upon the consummation of the Merger, each share of Legacy Stem common stock then issued and outstanding was canceled and converted into the right to receive shares of Class A common stock of Stem using an exchange ratio of 4.6432 (the “Exchange Ratio”).
The Merger is accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, STPK was treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Merger was treated as the equivalent of Stem issuing stock for the net assets of STPK, accompanied by a recapitalization.
Pursuant to U.S. GAAP, the Company retroactively applied the recapitalization to the Company’s equity structure, including the consolidated statement of stockholders’ deficit from January 1, 2019 to December 31, 2020, the total stockholders’ deficit within the Company’s consolidated balance sheet as of December 31, 2020 and 2019 and the weighted average outstanding shares basic and diluted for the years ended December 31, 2020 and 2019.

STEM, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Liquidity and Going Concern
The accompanying consolidated financial statements have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”), assuming the Company will continue as a going concern. As of December 31, 2020, the Company had cash and cash equivalents of $6.9 million, an accumulated deficit of $407.8 million and net current liabilities of $141.2 million, with $116.2 million of debt financing coming due in 2021. During the year ended December 31, 2020, the Company incurred a net loss of $156.1 million and had negative cash flows from operating activities of $33.7 million. As a result of these conditions, there is substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.
The Company’s business prospects are subject to risks, expenses, and uncertainties frequently encountered by companies in the early stages of commercial operations. To date, the Company has been funded primarily by equity financings, convertible promissory notes and borrowings from affiliates. The attainment of profitable operations is dependent upon future events, including obtaining adequate financing to complete the Company’s development activities, obtaining adequate supplier relationships, building its customer base, successfully executing its business and marketing strategy and hiring appropriate personnel. Failure to generate sufficient revenues, achieve planned gross margins and operating profitability, control operating costs, or secure additional funding may require the Company to modify, delay, or abandon some of its planned future expansion or development, or to otherwise enact operating cost reductions available to management, which could have a material adverse effect on the Company’s business, operating results, financial condition, and ability to achieve its intended business objectives.
The Company intends to obtain financing through the execution of a merger transaction with a Special Purpose Acquisition Company (“SPAC”) or through the issuance of additional equity or debt. These plans are intended to mitigate the relevant conditions or events that raise substantial doubt about the Company’s ability to continue as a going concern; however, as the plans are not entirely within the Company’s control, management cannot assure they will be effectively implemented.
The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.
COVID-19
In March 2020, the World Health Organization declared the outbreak of the novel coronavirus disease
(“COVID-19”)
as a pandemic, and we expect our operations in all locations to be affected as the virus continues to proliferate. We have adjusted certain aspects of our operations to protect our employees and customers while still meeting customers’ needs for vital technology. We will continue to monitor the situation closely and it is possible that we will implement further measures. In light of the uncertainty as to the severity and duration of the pandemic, the impact on our revenues, profitability and financial position is uncertain at this time.

STEM, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies
Basis of Presentation
The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the U.S. (“GAAP”) and include the accounts of the Company, its wholly-owned subsidiaries, and consolidated variable interest entities (“VIEs”). All intercompany balances and transactions have been eliminated in consolidation.
Reclassification
Certain prior year amounts have been reclassified for consistency with the current year presentation. These reclassifications had an immaterial effect on our reported results of operations.
Variable Interest Entities
The Company forms special purpose entities (“SPEs”), some of which are VIEs, with its investors in the ordinary course of business to facilitate the funding and monetization of its energy storage systems. A legal entity is considered a VIE if it has either a total equity investment that is insufficient to finance its operations without additional subordinated financial support or whose equity holders lack the characteristics of a controlling financial interest. The Company’s variable interests arise from contractual, ownership, or other monetary interests in the entity. The typical condition for a controlling financial interest ownership is holding a majority of the voting interests of an entity; however, a controlling financial interest may also exist in entities, such as VIEs, through arrangements that do not involve controlling voting interests.
The Company consolidates a VIE if it is deemed to be the primary beneficiary. The Company determines it is the primary beneficiary if it has the power to direct the activities that most significantly impact the VIEs’ economic performance and has the obligation to absorb losses or has the right to receive benefits of the VIE that could potentially be significant to the VIE. The Company evaluates its relationships with its VIEs on an ongoing basis to determine whether it is the primary beneficiary.
Equity Method Investments
The Company has ownership interests in SPEs which it does not control. The Company holds an interest in these SPEs of greater than 20% and has the ability to exercise significant influence and, therefore, uses the equity method to account for its investments in these SPEs. Under the equity method of accounting, investments are stated at initial cost and are adjusted for subsequent additional investments and the Company’s proportionate share of earnings or losses and distributions. Such proportionate share of earnings or losses is included within other expenses, net in the consolidated statements of operations. The Company considers whether its equity method investments are impaired when events or circumstances suggest that the carrying amount may not be recoverable. An impairment charge is recognized in the consolidated statements of operations for a decline in value that is determined to be other-than-temporary. In determining if and when a decline in the fair value of these investments below their carrying value is other-than-temporary, the Company evaluates the market condition, trends of earnings and cash flows and other key measures of performance and recognizes such loss which is deemed to be other-than-temporary. No such losses have been recognized during the years ended December 31, 2020 and 2019.

STEM, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Use of Estimates
The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. The Company bases its estimates on historical experience and on various other assumptions believed to be reasonable. Actual results could differ from those estimates and such differences could be material to the financial position and results of operations.
Significant estimates and assumptions reflected in these consolidated financial statements include, but are not limited to, depreciable life of energy storage systems; the amortization of financing obligations; deferred commissions and contract fulfillment costs; the valuation of energy storage systems, internally developed software, and asset retirement obligations; and the fair value of equity instruments, equity- based instruments, warrant liabilities, and embedded derivatives.
Segment Information
Operating segments are defined as components of an entity for which discrete financial information is available that is regularly reviewed by the Chief Operating Decision Maker (“CODM”) in deciding how to allocate resources to an individual segment and in assessing performance. Our Chief Executive Officer is the CODM. The CODM reviews financial information presented on a consolidated basis for purposes of making operating decisions, allocating resources, and evaluating financial performance. As such, we have determined that the Company operates as one operating segment that is focused exclusively on innovative technology services that transform the way energy is distributed and consumed. Net assets outside of the U.S. were less than 10% of total net assets as of December 31, 2020 and 2019.
Cash and Cash Equivalents
The Company considers all highly liquid investments with an original maturity date of three months or less at the date of purchase to be cash equivalents. Cash and cash equivalents are maintained at financial institutions. The Company maintains all cash in a highly liquid form to meet current obligations.
Accounts Receivable, Net
Accounts receivable are recorded at the invoiced amount, net of allowance for doubtful accounts. Accounts receivable also include unbilled accounts receivable, which is composed of the monthly energy optimization services provided and recognized but not yet invoiced as of the end of the reporting period. The allowance for doubtful accounts is based on the Company’s best estimate and is determined based upon a variety of factors, including analyses of specific customer receivables, aging, and overall assessments of collectability. Accounts receivable balances are charged against the allowance when the Company believes it is probable that the receivable will not be recovered. The allowance for doubtful accounts balance was $0.1 million and $0.2 million as of December 31, 2020 and 2019, respectively.

STEM, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Concentrations of Credit Risk and Other Uncertainties
Financial instruments that potentially subject the Company to concentration of credit risk consist of cash and cash equivalents and accounts receivable. The Company’s cash and cash equivalents are held at financial institutions where account balances may at times exceed federally insured limits. Management believes the Company is not exposed to significant credit risk due to the financial strength of the depository institution in which the cash is held. The Company has no financial instruments with off-balance
sheet risk of loss.
At times, the Company may be subject to a concentration of credit risk in relation to certain customers due to the purchase of large energy storage systems made by such customers. The Company routinely assesses the creditworthiness of its customers. The Company has not experienced any material losses related to receivables from individual customers, or groups of customers during the years ended December 31, 2020 and 2019. The Company does not require collateral. Due to these factors, no additional credit risk beyond amounts provided for collection losses is believed by management to be probable in the Company’s accounts receivable.
Significant Customers
A significant customer represents 10% or more of the Company’s total revenue or accounts receivable, net balance at each respective balance sheet date. For each significant customer, revenue as a percentage of total revenue and accounts receivable as a percentage of total accounts receivable are as follows:

	Accounts Receivable		Revenue
	December 31,		Years Ended December 31,
	2020	2019	2020	2019
Customers:
Customer A	*	45%	12%	*
Customer B	30%	*	*	*
Customer C	20%	*	*	*
Customer D	17%	*	25%	*

*	Total less than 10% for the respective period
Substantially all of the Company’s revenue is from customers in the U.S. for the years ended December 31, 2020 and 2019.
Inventory
Inventory consists of batteries and related components either in-process
at the Company’s OEM suppliers or as a finished product at the Company’s warehouse which are sold and delivered directly to customers under the Company’s partnership arrangements as individual assets or assembled systems. Inventory is stated at lower of cost or net realizable value with cost being determined by the specific identification method. The Company periodically reviews its inventory for potentially slow-moving or obsolete items and writes down specific items in inventory to net realizable value based on its assessment of market conditions.

STEM, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Energy Storage Systems, Net
The Company sells energy optimization services to host customers through the use of energy storage systems installed at customer locations. The Company determined that it does not transfer control of these energy storage systems to the customer, which are operated and controlled via the Company’s proprietary cloud-based software (“SaaS”) platform; therefore, these energy storage systems do not qualify as a leased asset. The energy storage systems are stated at cost, less accumulated depreciation.
Energy storage systems, net is comprised of equipment costs, which include components such as batteries, inverters, and other electrical equipment, and associated design, installation, and interconnection costs required to begin providing the energy optimization services to customers.
Depreciation of the energy storage systems is a component of cost of revenues within the consolidated statements of operations and is calculated using the straight-line method over the estimated useful lives of the energy storage systems, or 10 years, once the respective energy storage systems have been installed and interconnected to the power grid, the Company has received permission to operate, and the Company has begun to provide energy optimization services to the customer (i.e., energy storage system is live). Repairs and maintenance costs are expensed as incurred. Impairment charges related to energy storage system that were determined to no longer be recoverable were not material for the years ended December 31, 2020 and 2019.
Contract Origination Costs, Net
Contract origination costs, net is stated at gross contract origination costs less accumulated amortization. Contract origination costs consists of sales commissions earned by the Company’s sales team, as well as related payroll taxes and other relevant fringe benefits that are direct, incremental, and recoverable costs of obtaining a contract with a customer. As a result, these amounts have been capitalized on the consolidated balance sheets. The Company deferred incremental costs of obtaining a contract of $2.6 million and $1.8 million during the years ended December 31, 2020 and 2019, respectively.
Contract origination costs are amortized over a period of benefit of ten years. The period of benefit was estimated by considering factors such as historical customer attrition rates, the useful life of the Company’s technology, and the impact of competition in its industry. Amortization of contract costs were $0.8 million and $0.5 million for the years ended December 31, 2020 and 2019, respectively, and are included in sales and marketing expense in the accompanying consolidated statements of operations. The Company also recorded $0.1 million and $0.5 million in impairment losses in cost of revenue in the statements of operations related to the contract origination costs that were determined to no longer be recoverable during the years ended December 31, 2020 and 2019, respectively.
Goodwill
Goodwill represents the excess of cost over net assets of acquired businesses that are consolidated. The Company tests goodwill for impairment on an annual basis in the fourth quarter of each year, and between annual tests if indicators of potential impairment exist, by first assessing qualitative factors to determine whether it is necessary to perform the quantitative goodwill impairment test. No impairment of goodwill was recorded during the years ended December 31, 2020 and 2019.

STEM, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Intangible Assets
The Company capitalizes costs incurred in the development of internal-use
software during the application development stage. Costs related to preliminary project activities and post-implementation activities are expensed as incurred. Capitalized internal-use
software is amortized on a straight-line basis over its estimated useful life of five years. The Company recorded amortization for internal-use
software of $4.0 million and $3.0 million in cost of revenues in the accompanying consolidated statements of operations for the years ended December 31, 2020 and 2019, respectively.
Other finite-lived intangible assets consist of developed technology acquired in a business combination. Intangible assets acquired in business combinations are initially recorded at fair value and subsequently presented net of accumulated amortization. These intangible assets are amortized on a straight-line basis over their estimated useful lives. The Company amortizes its developed technology over five years. Amortization of these intangible assets was not material for the years ended December 31, 2020 and 2019.
Impairment of Long-Lived Assets
The Company reviews its long-lived assets, which primarily consist of energy storage systems, right-of-use
assets, and intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable or that the useful life is shorter than originally estimated. Recoverability of assets is measured by comparing the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset over its remaining useful life.
If such assets are impaired, the impairment recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. If the useful life is shorter than originally estimated, the Company depreciates or amortizes the remaining carrying value over the revised shorter useful life. Assets to be disposed of by sale are reflected at the lower of their carrying amount or fair value less cost to sell.
Leases
The Company determines if an arrangement is or contains a lease at inception by assessing whether the arrangement contains an identified asset and whether it has the right to control the identified asset.
Right-of-use
(“ROU”) assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. The classification of the Company’s leases as operating or finance leases along with the initial measurement and recognition of the associated ROU assets and lease liabilities is performed at the lease commencement date. The measurement of ROU assets and lease liabilities is based on the present value of future lease payments over the lease term. The ROU asset also includes the effect of any lease payments made prior to or on lease commencement and excludes lease incentives and initial direct costs incurred, as applicable.
As the implicit rate in the Company’s leases is generally unknown, the Company uses its incremental borrowing rate based on the information available at the lease commencement date in determining the present value of future lease payments. The Company considers its credit risk, term of the lease, total lease payments and adjusts for the impacts of collateral, as necessary, when calculating its incremental borrowing rates. The lease terms may include options to extend or terminate the lease

STEM, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

when it is reasonably certain the Company will exercise any such options. Rent expense for the Company’s operating leases is recognized on a straight-line basis over the lease term. Variable lease payments are recorded as an expense in the period incurred.
The Company has elected to not separate lease and
non-lease
components for any leases within its existing classes of assets and, as a result, accounts for any lease and non-lease
components as a single lease component. The Company has also elected to not apply the recognition requirement to any leases within its existing classes of assets with a term of 12 months or less.
Convertible Preferred Stock Warrant Liabilities
The Company evaluates whether its warrants for shares of convertible redeemable preferred stock are freestanding financial instruments that obligate the Company to redeem the underlying preferred stock at some point in the future and determined that each of its outstanding warrants for preferred stock are liability classified. The warrants are subject to re-measurement
at each balance sheet date, and any change in fair value is recognized in the change in fair value of warrants and embedded derivatives in the consolidated statements of operations. The Company will continue to remeasure the warrants until the earlier of the exercise or expiration, the completion of a deemed liquidation event, the conversion of convertible preferred stock into common stock, or until holders of the convertible preferred stock can no longer trigger a deemed liquidation event. On expiration, the convertible preferred stock warrants will automatically net exercise, unless the warrant holder provides written notice that it does not wish to exercise its warrants. Upon exercise, the related convertible preferred stock warrant liability will be reclassified to convertible preferred stock.
Asset Retirement Obligations
The Company recognizes a liability for the fair value of asset retirement obligations (“ARO”) associated with its energy storage systems in the period in which there is a legal obligation associated with the retirement of such assets and the amount can be reasonably estimated. The associated asset retirement costs are capitalized as part of the carrying amount of the energy storage systems and depreciated over the asset’s remaining useful life. This liability includes costs related to the removal of its energy storage systems at the conclusion of each respective customer contract. Subsequent to initial measurement, the asset retirement liability is accreted each period and such accretion is recognized as an expense in the consolidated statements of operations. If there are changes in the estimated amount or timing of cash flows, a revision is recorded to both the asset retirement obligation and the asset retirement capitalized cost.
Financing Obligations
The Company has formed various SPEs to finance the development and construction of its energy storage systems. These SPEs, which are structured as limited liability companies, obtain financing in the form of large upfront payments from outside investors and purchase energy storage systems from the Company under master purchase agreements. The Company accounts for the large upfront payments received from the fund investor as a borrowing by recording the proceeds received as a financing obligation, which will be repaid through host customer payments and incentives received from the utilities that will be received by the investor.

STEM, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The financing obligation is
non-recourse
once the associated energy storage systems have been placed
in-service
and the associated customer arrangements have been assigned to the SPE. However, the Company is responsible for any warranties, performance guarantees, accounting, performance reporting, and all other costs associated with the operation of the energy storage systems. Despite such energy storage systems being legally sold to the SPEs, the Company recognizes host customer payments and incentives as revenue during the period as discussed in Note 3,
Revenue
. The amounts received by the fund investor from customer payments and incentives are recognized as interest using the effective interest method, and the balance is applied to reduce the financing obligation. The effective interest rate is the interest rate that equates the present value of the cash amounts to be received by a fund investor in relation to the underlying Projects with the present value of the cash amounts paid by the investor to the Company, adjusted for any payments made by the Company.
Fair Value of Financial Instruments
Assets and liabilities recorded at fair value in the consolidated financial statements are categorized based upon the level of judgment associated with the inputs used to measure their fair value. The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities).
Hierarchical levels which are directly related to the amount of subjectivity associated with the inputs to the valuation of these assets or liabilities are as follows:
Level
 1—
Unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access as of the measurement date.
Level
 2—
Inputs other than quoted prices included within Level 1 that are directly observable for the asset or liability or indirectly observable through corroboration with observable market data.
Level
 3—
Unobservable inputs for the asset or liability only used when there is little, if any, market activity for the asset or liability at the measurement date.
This hierarchy requires the Company to use observable market data, when available, and to minimize the use of unobservable inputs when determining fair value. Assets and liabilities measured at fair value are classified in their entirety based on the lowest level of input that is significant to their fair value measurement. The Company’s assessment of the significance of a specific input to the fair value measurement in its entirety requires management to make judgments and consider factors specific to the asset or liability.
Financial assets and liabilities held by the Company measured at fair value on a recurring basis as of December 31, 2020 and 2019 include cash and cash equivalents, warrant liabilities, and embedded derivatives which are bifurcated from the host financial instrument
.

STEM, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Revenue Recognition
The Company generates revenue from the sales of its energy optimization services to its customers in accordance with Accounting Standards Update (“ASU”),
Revenue from Contracts with Customers (Topic 606)
(“ASU
2014-09”).
See Note 3,
Revenue
for discussion of the Company’s revenue recognition policies and financial statement impacts.
Cost of Revenue
Cost of revenue related to the sale of hardware includes the cost of the hardware sold to project developers, which generally includes the cost to purchase the hardware from a manufacturer, shipping, and other costs required to fulfill our obligation to deliver the hardware to the customer location. Cost of revenue may also include any impairment of hardware held in inventory for sale to a customer. Cost of revenue related to the sale of hardware is recognized when the delivery of the hardware is completed.
Cost of revenue related to energy optimization services includes depreciation of the cost of energy storage systems associated with long-term host customer contracts, which includes capitalized fulfillment costs, such as installation services, permitting and other related costs. Cost of revenue may also include any impairment of energy storage systems along with energy storage system maintenance costs associated with the ongoing services provided to customers and other amounts not qualifying for capitalization pursuant to the Company’s internal use software capitalization policy. Cost of revenue is recognized as the energy optimization and other supporting services are provided to the Company’s customers throughout the term of the contract.
Sales and Marketing
Sales and marketing expense consists primarily of payroll and other related personnel costs, including stock-based compensation, employee benefits, and travel for our sales & marketing department. These costs are recognized in the period incurred. Advertising expenses for the years ended December 31, 2020 and 2019 were not material.
Research and Development
Research and development expense consists primarily of payroll and other related personnel costs for engineers and third parties engaged in the design and development of products, third-party software, and technologies, including salaries, bonus and stock-based compensation expense, project material costs, services, and depreciation. The Company expenses research and development costs as they are incurred.
General and Administrative
General and administrative expense consists of payroll and other related personnel costs, including salaries, bonuses and stock-based compensation for executive management, legal, finance, and others. In addition, general and administrative expense includes fees for professional services and occupancy costs.

STEM, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Stock-Based Compensation
The Company recognizes stock-based compensation expense related to employees over the requisite service period based on the grant-date fair value of the awards. The fair value of options granted is estimated using the Black-Scholes option valuation model. The Company recognizes the grant-date fair value of an award as compensation expense on a straight-line basis over the requisite service period, which typically corresponds to the vesting period for the award. The Company elects to account for forfeitures as they occur and, upon forfeiture of an award prior to vesting, the Company reverses any previously recognized compensation expense related to that award.
Income Taxes
The Company uses the asset and liability method of accounting for income taxes based on Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 740,
Accounting for Income Taxes
. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts and the tax basis of existing assets and liabilities. The Company records a valuation allowance to reduce tax assets to an amount for which realization is more likely than not. There are certain charges that are not deductible for tax purposes.
In evaluating the ability to recover its deferred income tax assets, the Company considers all available positive and negative evidence, including its operating results, ongoing tax planning, and forecasts of future taxable income on a jurisdiction-by-jurisdiction
basis. In the event the Company determines that it would be able to realize its deferred income tax assets in the future in excess of their net recorded amount, it would make an adjustment to the valuation allowance that would reduce the provision for income taxes. Conversely, in the event that all or part of the net deferred tax assets are determined not to be realizable in the future, an adjustment to the valuation allowance would be charged to earnings in the period such determination is made.
The Company recognizes the tax benefit from uncertain tax positions in accordance with GAAP, which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of uncertain tax positions taken or expected to be taken in the Company’s tax return. No liability related to uncertain tax positions has been recognized in the financial statements.
The Company includes interest and penalties for uncertain tax positions in the financial statements as a component of income tax expense. No accrual has been deemed necessary as of December 31, 2020 and 2019.
Foreign Currency Translation
The Company’s foreign subsidiaries financial position and results of operations are measured using the local currency as the functional currency. The functional currency is the currency of the primary economic environment in which an entity’s operations are conducted. Assets and liabilities of foreign subsidiaries are translated at exchange rates in effect as of the balance sheet date. Revenues and expenses are translated at average exchange rates in effect during the year. Translation adjustments are recorded within accumulated other comprehensive income, a separate component of stockholders’ deficit.

STEM, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Net Loss Per Share Attributable to Common Stockholders
Basic and diluted net loss per share attributable to common stockholders is presented in conformity with the two-class
method required for participating securities. Under the
two-class
method, net loss is attributed to common stockholders and participating securities based on their participation rights. Prior to the impact of the retroactive application of the recapitalization, the Company considered all series of its convertible preferred stock to be participating securities. Under the two-
class method, the net loss attributable to common stockholders was not allocated to the convertible preferred stock as the holders of the Company’s convertible preferred stock did not have a contractual obligation to share in the Company’s losses. Subsequent to the retroactive application of the recapitalization, basic net loss per share attributable to common stockholders is calculated by dividing the net loss attributable to common stockholders by the recapitalized weighted-average number of shares of common stock outstanding for the period, without consideration for potential dilutive securities. Diluted net loss per share is computed by dividing the net loss attributable to common stockholders by the weighted- average number of common shares and common share equivalents of potentially dilutive securities outstanding for the period. For purposes of the diluted net loss per share calculation, convertible notes, warrants and common stock options are considered to be potentially dilutive securities. As the Company was in a net loss position for the years ended December 31, 2020 and 2019, diluted net loss per share attributable to common stockholders is the same as basic net loss per share attributable to common stockholders because the effects of potentially dilutive securities are antidilutive.
Recently Adopted Accounting Standards
In August 2018, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”)
2018-13,
Fair Value Measurement (Topic 820): Disclosure Framework — Changes to the
Disclosure Requirements for Fair Value Measurement
. The amendments applicable to the Company on the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements and the narrative description of measurement uncertainty should be prospectively applied in the initial fiscal year of adoption. All other amendments applicable to the Company should be applied retrospectively to all periods presented upon their effective date. The Company adopted ASU
2018-13
as of January 1, 2020. The Company’s disclosures related to its level 3 financial instruments were not materially impacted for the periods presented. See Note 4, Fair Value Measurements, for more information.
Recently Issued Accounting Standards
In June 2016, the FASB issued ASU
2016-13,
Financial instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments
, and subsequent related ASUs, which amends the guidance on the impairment of financial instruments by requiring measurement and recognition of expected credit losses for financial assets held. This ASU is effective for public and private companies’ fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2019, and December 15, 2022, respectively. The Company expects to adopt ASU
2016-13
under the private company transition guidance beginning January 1, 2023 and is currently assessing the impact, if any, the guidance will have on the Company’s consolidated financial statements.
In August 2018, the FASB issued ASU
2018-15,
Intangibles — Goodwill and Other —
Internal-Use
Software (Subtopic
350-40):
Customer’s Accounting for Implementation Costs Incurred in

STEM, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

a Cloud Computing Arrangement That Is a Service Contract
(“ASU
2018-15”).
The intent of this pronouncement is to align the requirements for capitalizing implementation costs incurred in a cloud computing arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal- use software as defined in ASC
350-40.
Under ASU
2018-15,
the capitalized implementation costs related to a cloud computing arrangement will be amortized over the term of the arrangement and all capitalized implementation amounts will be required to be presented in the same line items of the financial statements as the related hosting fees. ASU
2018-15
is effective for public and private companies’ fiscal years beginning after December 15, 2019, and December 15, 2020, respectively, and interim periods within those fiscal years, with early adoption permitted. The Company will adopt ASU
2018-15
for the fiscal year beginning January 1, 2021, and does not expect the adoption to have a material impact on the Company’s consolidated financial statements
.
In December 2019, the FASB issued ASU
2019-12,
Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes
(“ASU
2019-12”).
ASU
2019-12
removes certain exceptions to the general principles in Topic 740 and also clarifies and amends existing guidance to improve consistent application. ASU
2019-12
will be effective for public entities for interim and annual periods beginning after December 15, 2020, with early adoption permitted. ASU
2019-12
will be effective for private entities for annual periods beginning after December 15, 2021, and interim periods beginning after December 15, 2020, with early adoption permitted. The Company plans to adopt ASU
2019-12
for the fiscal year beginning January 1, 2022 and is currently assessing the impact, if any, the guidance will have on the Company’s consolidated financial statements.
In August 2020, the FASB issued ASU
2020-06,
Debt — Debt with Conversion and Other Options (Subtopic
470-20)
and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-
40) — Accounting For Convertible Instruments and Contracts in an Entity’s Own Equity
. The ASU simplifies accounting for convertible instruments by removing major separation models required under current GAAP. Consequently, more convertible debt instruments will be reported as a single liability instrument with no separate accounting for embedded conversion features. The ASU removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception, which will permit more equity contracts to qualify for it. The ASU also simplifies the diluted net income per share calculation in certain areas. The new guidance is effective for annual and interim periods beginning after December 15, 2023, and early adoption is permitted for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years. The Company plans to adopt
2020-06
for the fiscal year beginning January 1, 2024 and is currently evaluating the impact that this new guidance will have on the Company’s financial statements.
3. Revenue
The Company generates revenue through two types of arrangements with customers, host customer arrangements and partnership arrangements. The Company recognizes revenue under these arrangements as described below.
Host Customer Arrangements
Host customer contracts are generally entered into with commercial entities who have traditionally relied on power supplied directly from the grid. Host customer arrangements consist of a promise to provide energy optimization services through the Company’s proprietary SaaS platform coupled with a

STEM, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

dedicated energy storage system owned and controlled by the Company throughout the term of the contract. The host customer does not obtain legal title to, or ownership of the dedicated energy storage system at any point in time. The host customer is the end consumer of the energy that directly benefits from the energy optimization services provided by the Company. The term for the Company’s contracts with host customers generally ranges from 5 to 10 years, which may include certain renewal options to extend the initial contract term or certain termination options to reduce the initial contract term.
Although the Company installs an energy storage system at the host customer site in order to provide the energy optimization services, the Company determined it has the right to direct how and for what purpose the asset is used through the operation of its SaaS platform and, as such, retains control of the energy storage system; therefore, the contract does not contain a lease. The Company determined the various energy optimization services provided throughout the term of the contract, which may include services such as remote monitoring, performance reporting, preventative maintenance and other ancillary services necessary for the safe and reliable operation of the energy storage system, are part of a combined output of energy optimization services and the Company provides a single distinct combined performance obligation representing a series of distinct days of services.
The Company determines the transaction price at the outset of the arrangement, primarily based on the contractual payment terms dictated by the contract with the customer. Fees charged to customers for energy optimization services generally consist of recurring fixed monthly payments throughout the term of the contract. In certain arrangements, the transaction price may include incentive payments that are earned by the host customer from utility companies in relation to the services provided by the Company. Under such arrangements, the rights to the incentive payments are assigned by the host customer to the Company. These incentives may be in the form of fixed upfront payments, variable monthly payments, or annual performance- based payments over the first five years of the customer contract term. Incentive payments may be contingent on approval from utility companies or actual future performance of the energy storage system.
Substantially all of the Company’s arrangements provide customers the unilateral ability to terminate for convenience prior to the conclusion of the stated contractual term or the contractual term is shorter than the estimated benefit period, which the Company has determined to be 10 years based on the estimated useful life of the underlying energy storage systems and the period over which the customer can benefit from the energy optimization services utilizing such energy storage systems. In these instances, the Company determined that upfront incentive payments received from its customers represent a material right that is, in effect, an advance payment for future energy optimization services to be recognized throughout the estimated benefit period. In contracts where the customer does not have the unilateral ability to terminate for convenience without a penalty during the estimated benefit period, the Company determined the upfront incentive payments do not represent a material right for services provided beyond the initial contractual period and are therefore a component of the initial transaction price. The Company revisits its estimate of the benefit period each reporting period. The Company’s contracts with host customers do not contain a significant financing component.
The Company transfers control of its energy optimization services to its customers continuously throughout the term of the contract (a stand-ready obligation) and revenue is recognized ratably as control of these services is transferred to its customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for its services. Monthly incentive payments based on the performance of the energy storage system are allocated to the distinct month in which they are earned because the terms of the payments relate specifically to the outcome from transferring the

STEM, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

distinct time increment (month) of service and because such amounts reflect the fees to which the Company expects to be entitled for providing energy optimization services each period, consistent with the allocation objective. Annual variable performance- based payments are estimated at the inception in the transaction price using the expected value method, which takes into consideration historical experience, current contractual requirements, specific known market events and forecasted energy storage system performance patterns, and the Company recognizes such payments ratably using a time-based measure of progress of days elapsed over the term of the contract to the extent that it is probable that a significant reversal of the cumulative revenue recognized will not occur in a future period. At the end of each reporting period, the Company reassesses its estimate of the transaction price. The Company does not begin recognition of revenue until the energy storage system is live (i.e., provision of energy optimization services has commenced) or, as it relates to incentive payments, when approval has been received from the utility company if later.
Partnership Arrangements
Partnership arrangements consist of promises to transfer inventory in the form of an energy storage system to a solar plus storage project developer and separately provide energy optimization services as described previously to the ultimate owner of the project after the developer completes the installation of the project. Under partnership arrangements, the Company’s customer is the solar plus storage project developer. The customer obtains legal title to along with ownership and control of the inventory upon delivery and the customer is responsible for the installation of the project. Once installation of the project is complete, the owner of the solar plus storage project provides energy to the end consumer through a separate contractual arrangement directly with the end consumer. The term for the Company’s contracts with customers under partnership arrangements generally ranges from 10 to 20 years.
The Company determined the promise to deliver the inventory as a component of the solar plus storage project for which the customer is responsible to develop is a separate and distinct performance obligation from the promise to provide energy optimization services.
The Company determines the transaction price at the outset of the arrangement, primarily based on the contractual payment terms dictated by the contract with the customer. Fees charged for the sale of inventory generally consist of fixed fees payable upon or shortly after successful delivery to the customer. Fees charged to customers for energy optimization services consist of recurring fixed monthly payments throughout the term of the contract. The Company is responsible for designing, procuring, delivering and ensuring the proper components are provided in accordance with the requirements of the contract. Although the inventory is purchased by the Company from a third-party manufacturer, the Company determined it obtains control of the inventory prior to delivery to the customer and is the principal in the arrangement. The Company is fully responsible for responding to and correcting any customer issues related to the delivery of the inventory. The Company holds title and assumes all risks of loss associated with the inventory until the customer accepts the inventory. The Company is primarily responsible for fulfilling the delivery of the inventory to the customer, assumes substantial inventory risks and has discretion in the pricing charged to the customer. The Company has not entered into any partnership arrangements where it is not the principal in the transaction.
The Company allocates revenue between the hardware and energy storage services performance obligations based on the standalone selling price of each performance obligation. The standalone selling price for the hardware is established based on observable pricing. The standalone

STEM, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

selling price for the energy optimization services is established using a residual value approach due to the significant variability in the services provided to each individual customer based on the specific requirements of each individual project and the lack of observable standalone sales of such services. The Company’s partnership arrangements do not contain a significant financing component.
The Company transfers control of the inventory upon delivery and simultaneous transfer of title to the customer. The Company transfers control of its energy optimization services to its customers continuously throughout the term of the contract (a stand-ready obligation), which does not commence until the customer successfully completes the installation of the project. As a result, the time frame between when the Company transfers control of the inventory to the customer upon delivery is generally several months, and can be in excess of one year, before the Company is required to perform any subsequent energy optimization services. Revenue is recognized ratably as control of these services is transferred to its customers based on a time-based output measure of progress of days elapsed over the term of the contract, in an amount that reflects the consideration the Company expects to be entitled to in exchange for its services.
In some partnership arrangements, the Company charges shipping fees for the inventory. The Company accounts for shipping as a fulfillment activity, since control transfers to the customer after the shipping is complete and includes such amounts within cost of revenue.
Disaggregation of Revenue
The following table provides information on the disaggregation of revenue as recorded in the consolidated statements of operations (in thousands):

	December 31,
	2020	2019
Partnership hardware revenue	$20,662	$4,070
Partnership service revenue	51	6
Host customer service revenue	15,594	13,476

Total revenue	$36,307	$17,552

Remaining Performance Obligations
Remaining performance obligations represent contracted revenue that has not been recognized, which include contract liabilities (deferred revenue) and amounts that will be billed and recognized as revenue in future periods. As of December 31, 2020, the Company had $148.9 million of remaining performance obligations, and the approximate percentages expected to be recognized as revenue in the future are as follows (in thousands):

	Total remaining performance obligations	Percent expected to be recognized as revenue
		Less than one year	Two to five years	Greater than five year
		(in thousands, except percentages)
Service revenue	$107,909	13%	50%	37%
Hardware revenue	41,012	100%	—	—

Total revenue	$148,921

STEM, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Contract Balances
Deferred revenue primarily includes cash received in advance of revenue recognition related to energy optimization services and incentives. The following table presents the changes in the deferred revenue balance during the years ended December 31, 2020 and 2019 (in thousands):

	December 31,
	2020	2019
Beginning balance at January 1,	$20,728	$11,859
Upfront payments received from customers	40,481	6,698
Upfront or annual incentive payments received	8,015	8,240
Revenue recognized related to amounts that were included in beginning balance of deferred revenue	(9,764)	(4,830)
Revenue recognized	(7,050)	(1,239)

Ending balance at December 31,	$52,410	$20,728

4. Fair Value Measurements
Fair value accounting is applied for all financial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis. At December 31, 2020 and 2019, the carrying amount of cash and cash equivalents, accounts receivable, other current assets, other assets, accounts payable, and accrued and other current liabilities approximated their estimated fair value due to their relatively short maturities.
The following table provides the financial instruments measured at fair value (in thousands):

	December 31, 2020
	Level 1	Level 2	Level 3	Total
Assets
Cash equivalents:	$67	$—	$—	$67
Money market fund
Liabilities
Convertible preferred stock warrant liabilities	$—	$—	$95,342	$95,342
Embedded derivative liabilities	$—	$—	$—	$—

Total liabilities	$—	$—	$95,342	$95,342

	December 31, 2019
	Level 1	Level 2	Level 3	Total
Assets
Cash equivalents:	$67	$—	$—	$67
Money market fund
Liabilities
Convertible preferred stock warrant liabilities	$—	$—	$6,094	$6,094
Embedded derivative liabilities	$—	$—	$786	$786
Total liabilities	$—	$—	$6,880	$6,880
The Company’s money market funds are classified as Level 1 because they are valued using quoted market prices. The convertible preferred stock warrant liabilities and embedded derivatives are defined

STEM, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

as Level 3 in the fair value hierarchy as the valuations are based on significant unobservable inputs, which reflect the Company’s own assumptions incorporated in valuation techniques used to determine fair value; further discussion of these assumptions is set forth below. There were no transfers into or out of Level 3 of the fair value hierarchy during the periods presented.
Convertible Preferred Stock Warrant Liabilities
The fair value of the detachable redeemable preferred stock warrants was determined as of December 31, 2020 and 2019 using the Black-Scholes method as well as a discount for lack of marketability. Black- Scholes inputs used to value the warrants are based on information from purchase agreements and within valuation reports prepared by an independent third party for the Company. Inputs include exercise price, volatility, fair value of common or preferred stock, expected dividend rate and risk-free interest rate.
The key assumptions used for the valuation of the preferred stock warrant liabilities upon remeasurement were as follows:

	Year Ended December 31,
	2020	2019
Volatility	65.0%	65.0%
Risk-free interest rate	0.1%	1.6%
Expected term (in years)	1.5	2.5
Dividend yield	—%	—%
Discount for lack of marketability	12.3%	40.0%
The following table presents the changes in the liability for warrants on convertible preferred stock during the years ended December 31, 2020 and 2019 (in thousands):

	December 31,
	2020	2019
Beginning balance at January 1,	$6,094	$1,700
Issuance of warrants	3,633	3,999
Change in fair value of warrants	85,623	395
Exercised warrants	(8)	—

Ending balance at December 31,	$95,342	$6,094

Embedded Derivatives
The fair value of the derivative liability related to the Company’s issuance of certain convertible notes discussed in Note 11 was estimated using a with and without method. This method isolates the value of the embedded derivative by measuring the difference in the host contract’s value with and without the isolated feature. The resulting cash flows are discounted at the Company’s borrowing rate, as adjusted for fluctuations in the market interest rate from the inception of the Company’s comparative borrowings to the reporting date, to measure the fair value of the embedded derivative. The valuation for the conversion portion of the derivative factors in the expected timing and probability of a qualified financing that would result in the conversion of the underlying (refer to Note 11 for further discussion of the terms), plus accrued interest discounted to the qualified financing price per share. The probability and timing of a qualified financing are estimated at each reporting date. As of December 31, 2020, the Company determined the probability of a qualified financing to be minimal and, as such, the estimated value of the derivative is $0.

STEM, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table sets forth a summary of the changes in fair value of the embedded derivative liabilities:

	December 31,
	2020	2019
Beginning balance at January 1,	$786	$—
Issuance of derivative	382	2,673
Change in fair value	(1,168)	(1,887)

Ending balance at December 31,	$—	$786

5. Goodwill and Intangible Assets, Net
Goodwill consists of the following (in thousands):

	December 31,
	2020	2019
Goodwill	$1,625	$1,625
Effect of foreign currency translation	114	70

Total goodwill	$1,739	$1,695

Intangible assets, net, consists of the following (in thousands):

	December 31,
	2020	2019
Developed technology	$500	$500
Internally developed software	22,545	16,722

Intangible assets	23,045	17,222
Less: Accumulated amortization	(10,993)	(6,549)
Add: Currency translation adjustment	35	22

Total intangible assets, net	$12,087	$10,695

Amortization expense for intangible assets was $4.5 million and $3.1 million for the years ended December 31, 2020 and 2019, respectively, of which substantially all represents amortization of internally developed software recognized in cost of goods sold in the consolidated statements of operations.
6. Leases
The Company leases and subleases certain office spaces with lease terms ranging from one to five years. These leases require monthly lease payments that may be subject to annual increases throughout the lease term. Certain of these leases also include renewal options at the election of the Company to renew or extend the lease for an additional three to five years. These optional periods have not been considered in the determination of the ROU assets or lease liabilities associated with these leases as the Company did not consider the exercise of these options to be reasonably certain.

STEM, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company performed evaluations of its contracts and determined each of its identified leases are operating leases. For the years ended December 31, 2020 and 2019, the Company incurred $0.8 million and $1.2 million, respectively, of rent expense included in operating expenses in the consolidated statements of operations in relation to its operating leases, inclusive of short-term and variable lease expense which was immaterial. Cash paid for amounts included in the measurement of operating lease liabilities for the years ended December 31, 2020 and 2019 was $0.7 million and $0.9 million, respectively, and was included in net cash used in operating activities in the Company’s consolidated statements of cash flows.
As of December 31, 2020, future payments associated with the Company’s operating lease liabilities were as follows (in thousands):

Operating Leases
2021	$348
2022	60

Total lease payments	408
Less: imputed interest	(18)

Total operating lease liability future lease payments	$390

Reported as of December 31, 2020 and 2019 (in thousands):

	December 31,
	2020	2019
Current portion of operating lease liabilities included within other current liabilities	$333	$645
Non-current portion of operating lease liabilities	57	390

Total	$390	$1,035

The following summarizes additional information related to operating leases:

	December 31,
	2020	2019
Weighted average remaining operating lease term (in years)	0.8	2.1
Weighted average discount rate	11.3%	11.0%
7. Asset Retirement Obligation
The information below details the asset retirement obligation for the years ended December 31, 2020 and 2019 as follows (in thousands):

	December 31,
	2020	2019
Beginning balance at January 1,	$5,759	$6,092
Asset retirement obligation	771	850
Settlement of asset retirement obligation	(1,375)	—
Retirement cost revaluation	(1,235)	(1,486)
Accretion expense	217	303

Ending balance at December 31,	$4,137	$5,759

STEM, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8. Energy Storage Systems, Net
Energy storage systems, net, consists of the following (in thousands):

	December 31,
	2020	2019
Energy storage systems placed into service	$144,425	$124,789
Less accumulated depreciation	(33,389)	(20,489)
Energy storage systems not yet placed into service	12,667	27,269

Total energy storage systems, net	$123,703	$131,569

Depreciation expense for the energy storage systems was approximately $13.9 million and $9.7 million within cost of service revenue for the years ended December 31, 2020 and 2019, respectively.
9. Balance Sheet Components
Inventory
Inventory consists of the following (in thousands):

	December 31,
	2020	2019
Work in process inventory	$15,296	$2,535
Batteries	5,547	1,045

Total inventory	$20,843	$3,580

Other Current Assets
Other current assets consist of the following (in thousands):

	December 31,
	2020	2019
Deferred costs with suppliers	$6,204	$3,589
Prepaid expenses	698	868
Utility program deposits	891	770
Due from related parties	123	483
Other	4	—

Total other current assets	$7,920	$5,710

STEM, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Other Noncurrent Assets
Other noncurrent assets consist of the following (in thousands):

	December 31,
	2020	2019
Receivable from SPEs (Note 15)	$3,583	$3,161
Deferred SPAC costs	1,256	—
Self-generation incentive program deposits	1,036	864
Investment in VIEs	744	843
Revolver debt issuance costs	73	416
Right-of-use assets (Note 6)	358	947
Property and equipment, net	44	71
Other	1,546	380

Total other noncurrent assets	$8,640	$6,682

Depreciation expense for property and equipment was immaterial for both the years ended December 31, 2020 and 2019.
Accrued Liabilities
Accrued liabilities consist of the following (in thousands):

	December 31,
	2020	2019
Accrued payables	$9,799	$5,493
Accrued interest–notes payable	6,149	1,757
Other accrued liabilities	124	57

Total accrued liabilities	$16,072	$7,307

Other Current Liabilities
Other current liabilities consist of the following (in thousands):

	December 31,
	2020	2019
System advances	$640	$1,493
Lease liabilities–current portion	333	645
Due to related parties	399	190
Other	217	308

Total other current liabilities	$1,589	$2,636

STEM, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10. Notes Payable
Revolving Loan Due to SPE Member
In April 2017, the Company entered into a revolving loan agreement with an affiliate of a member of certain SPEs with the Company, which was subsequently amended from time to time. The purpose of this revolving loan agreement is to finance 100% of the Company’s purchase of hardware for its various energy storage system projects. As of the beginning of 2019, the agreement had a total revolving loan capacity $35.0 million that bore fixed interest at 10% with a maturity date of August 2019, which continued to be extended through December 2019 via mutual agreement with the lender. In December 2019, in conjunction with the restructuring of the term loan due to the SPE member discussed below, the Company expanded the revolving loan capacity to $45.0 million and extended the maturity date to June 2020.
In May 2020, the Company entered into an amendment to the revolving loan agreement, which reduced the loan capacity to $35.0 million and extended the maturity date to May 2021. The amendment increased the fixed interest rate for any borrowings outstanding more than nine months to 14% thereafter. Additionally, under the original terms of the revolving loan agreement, the Company was able to finance 100% of the value of the hardware purchased up to the total loan capacity. The amendment reduced the advance rate to 85%, with an additional reduction to 70% in August 2020. The amendment was accounted for as a modification of the debt, which did not have a material impact on the consolidated financial statements. As of December 31, 2020 and 2019, the Company had $7.4 million and $19.6 million, respectively, outstanding under the revolving loan agreement.
The revolving loan agreement is primarily secured by the purchased hardware under the facility and secondarily by substantially all the Company’s assets with a negative pledge agreement concerning the Company’s intellectual property and contains customary representations and warranties, certain nonfinancial covenants, and certain limitations on liens and indebtedness. The Company was in compliance with all covenants associated with the revolving loan agreement as of December 31, 2020 and 2019.
Term Loan Due to SPE Member
In December 2018, the Company entered into a term loan in the amount of $13.3 million with an affiliate of a member of certain SPEs with the Company. The term loan had no stated interest at any time prior to the original maturity date of July 2019, which was extended through the end of 2019 via mutual agreement with the lender. The Company recorded imputed interest of $1.2 million associated with the debt discount on the term loan as a result of the below market interest rate. In December 2019, the Company and lender agreed for the Company to repay $4.8 million of the outstanding loan and concurrently entered into an amended term loan agreement in the amount of $8.7 million. The amended term loan bears a fixed interest rate of 12.5% on the outstanding principal balance with a final balloon payment of $3.0 million due at the maturity date of June 30, 2020. In May 2020, the Company repaid the remaining outstanding balance of $5.9 million with the proceeds received through the 2020 Credit Agreement discussed below.
Term Loan Due to Former
Non-Controlling
Interest Holder
In June 2018, the Company acquired the outstanding member interests of an entity controlled by the Company for $8.1 million. The Company financed this acquisition by entering into a term loan

STEM, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

agreement with the noncontrolling member bearing fixed interest of 4.5% per quarter (18% per annum) on the outstanding principal balance. The loan requires fixed monthly payments throughout the term of the loan, which will be paid in full by April 1, 2026.
In May 2020, the Company amended the term loan and, using the proceeds from the 2020 Credit Agreement discussed below, prepaid $1.5 million of principal and interest on the note, of which $1.0 million was towards the outstanding principal balance, thereby reducing the fixed quarterly payment due to the lender. The amendment was accounted for as a modification of the debt, which did not have a material impact on the consolidated financial statements. In relation to this amendment, the Company was required to issue warrants for 400,000 shares of common stock resulting in a discount to the term loan of $0.2 million. Such debt discount is being amortized to earnings through interest expense over the expected life of the debt. As of December 31, 2020 and 2019, the outstanding balance was $5.8 million and $7.2 million, respectively.
The term loan is secured by substantially all the Company’s assets with a negative pledge agreement concerning the Company’s intellectual property, and contains customary representations and warranties, nonfinancial covenants, and certain limitations on liens and indebtedness. The Company was in compliance with all covenants associated with the term loan agreement as of December 31, 2020 and 2019.
2020 Credit Agreement
In May 2020, the Company entered into a credit agreement (“2020 Credit Agreement”) with a new lender for proceeds of $25.0 million that will provide the Company with access to working capital towards the purchase of energy storage systems. The 2020 Credit Agreement has a maturity date of the earlier of (1) May 2021, (2) the maturity date of the revolving loan agreement, or (3) the maturity date of the convertible promissory notes discussed in Note 11. The loan bears interest of 12% per annum, of which 8% is paid in cash and 4% is added to principal of the loan balance every quarter. The Company used a portion of the proceeds towards payments associated with existing debt as previously discussed. As of December 31, 2020, the outstanding balance was $25.6 million.
In relation to the 2020 Credit Agreement, the Company issued warrants for 750,000 shares of Series D convertible preferred stock. However, if the Company repays the borrowed amount with 12 months from the issuance date, the warrants are terminated. The Company determined the fair value of these warrants to be $0.2 million as of issuance, resulting in a discount in relation to the debt that is being amortized to interest expense over the life of the debt.
The 2020 Credit Agreement is secured by substantially all the Company’s assets with a negative pledge agreement concerning the Company’s intellectual property and contains customary representations and warranties, certain nonfinancial covenants, and certain limitations on liens and indebtedness. The Company was in compliance with all covenants associated with the 2020 Credit Agreement as of December 31, 2020.
The Company’s outstanding notes payable consisted of the following as of December 31, 2020 (in thousands):

December 31, 2020
Outstanding principal	$38,866
Unamortized discount	(571)

Carrying value of debt	$38,295

STEM, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes the aggregate undiscounted amount of maturities of all borrowings as of December 31, 2020 (in thousands):

Payment Schedule
2021	$33,712
2022	821
2023	979
2024	1,167
2025	1,392
Thereafter	795

Total	$38,866

11. Convertible Notes
During the years ended December 31, 2020 and 2019, the Company issued various convertible notes to investors. The details of the convertible notes issued are set forth below and the Company refers to the collective group of all such note instruments as the “Convertible Notes”.
2019 Convertible Notes and Warrants Issuance and Equity Exchange
During June, July and November of 2019, the Company entered into an agreement to issue and sell convertible promissory notes (the “2019 Convertible Notes”) to various investors receiving aggregate gross proceeds of $65.5 million, of which $54.5 million was issued and sold to related parties as a result of affiliations with certain members of the Company’s board of directors (the “Board of Directors” or, the “Board”) or significant ownership of the Company’s outstanding capital stock. Each of the 2019 Convertible Notes was issued at par with interest at 8% per annum with a maturity date of June 2020. At the election of a majority of the note holders, the maturity date of the 2019 Convertible Notes can be extended by six months up to four separate times. The Company incurred $2.3 million of debt issuance costs associated with the 2019 Convertible Notes offering, which was included within the convertible promissory notes balance on the consolidated balance sheet and amortized to interest expense over the expected life of the related notes, which approximated one year.
At the time of the 2019 Convertible Notes offering, certain note holders that bought a minimum threshold of 2019 Convertible Notes were also issued warrants giving them rights to acquire shares of the next series of preferred stock of the Company (“Financing Stock”) at the Financing Stock Offer Price, or in the event the Financing Stock offering does not occur to acquire Series D’ preferred stock (the “2019 Preferred Stock Warrants”). The 2019 Preferred Stock Warrants are transferrable (with Company consent) and expire upon the earlier of the occurrence of certain events, as defined by the warrant agreement, or the seventh anniversary of date of issuance (2026). A total of 23,177,068 2019 Preferred Stock Warrants were issued and initially recognized at fair value, which resulted in warrant liabilities totaling approximately $4.0 million.
Concurrent with the issuance of certain of the 2019 Convertible Notes and 2019 Preferred Stock Warrants (discussed in Note 12), the Company entered into an equity exchange transaction with certain note holders that were existing stockholders. Under this transaction, preferred stockholders exchanged their existing junior preferred stock, and in certain cases common stock, for senior Series D’ preferred stock. The transaction was accounted for as an extinguishment and as the preferred

STEM, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

equity exchange, 2019 Convertible Notes issuance and 2019 Preferred Stock Warrants issuance all occurred in connection with one another, the Company recorded each unit of account in the transaction at their respective fair values. In relation to the 2019 transactions, the difference between the fair value of 2019 Convertible Notes of $36.5 million, 2019 Preferred Stock Warrants of $4.0 million, and senior Series D’ preferred stock of $71.4 million which were issued to the note holders and the cash paid of $35.6 million and carrying value of preferred and common equity of $87.3 million surrendered by the note holders in the amount of $11.0 million, was credited to accumulated deficit.
January 2020 Convertible Notes and Warrants Issuance and Equity Exchange
In January 2020, the Company issued and sold convertible promissory notes (“the “January 2020 Convertible Notes”) to various investors under the same terms as the 2019 Convertible Notes and received aggregate gross proceeds of $14.3 million, of which $13.7 million was issued and sold to related parties as a result of affiliations with certain members of the Board. The Company incurred $0.2 million of additional debt issuance costs associated with the notes offering, which was included within the convertible promissory notes balance on the consolidated balance sheet and amortized over the expected life of the related notes, which approximated six months from the date of issuance. In May 2020, the note holders voted to extend the maturity date of the then outstanding Convertible Notes by six months, resulting in an expected maturity date of December 2020.
At the time of the January 2020 Convertible Notes offering, certain note holders that bought a minimum threshold of the January 2020 Convertible Notes were also issued warrants giving them rights to acquire Financing Stock at the Financing Stock Offer Price, or in the event the Financing Stock offering does not occur to acquire Series D’ preferred stock (the “January 2020 Preferred Stock Warrants”). The January 2020 Preferred Stock Warrants are transferrable (with Company consent) and expire upon the earlier of the occurrence of certain events, as defined by the warrant agreement, or the seventh anniversary of date of issuance (2027). A total of 9,338,642 January 2020 Preferred Stock Warrants were issued and initially recognized at fair value, which resulted in warrant liabilities totaling approximately $2.0 million.
Concurrent with the issuance of certain of the January 2020 Convertible Notes and January 2020 Preferred Stock Warrants (discussed in Note 12), the Company entered into an equity exchange transaction with certain note holders that were existing stockholders. Under this transaction and consistent with the exchange transaction related to the 2019 Convertible Notes, preferred stockholders exchanged their existing junior preferred stock, and in certain cases common stock, for senior Series D’ preferred stock. The transaction was accounted for as an extinguishment and as the preferred equity exchange, January 2020 Convertible Notes issuance and January 2020 Preferred Stock Warrants issuance all occurred in connection with one another, the Company recorded each unit of account in the transaction at their respective fair values. In relation to the January 2020 transaction, the difference between the fair value of the January 2020 Convertible Notes of $15.4 million, the January 2020 Preferred Stock Warrants of $2.0 million, and senior Series D’ preferred stock of $29.8 million which were issued to the note holders and the cash paid of $14.1 million and carrying value of preferred and common equity of $40.4 million surrendered by the note holders in the amount of $7.3 million, was credited to accumulated deficit.
In Q4 2020, the Company entered into an agreement with one holder that participated in the exchange transaction discussed above which allowed the holder to reverse the previously executed exchange. The cancellation of such exchange did not have a material impact on the Company’s financial statements.

STEM, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Net Loss Per Share Impact of 2019 Convertible Notes and Warrants Issuance and Equity Exchange and January 2020 Convertible Notes and Warrant Issuance and Equity Exchange
For the purpose of determining the impact of the aforementioned transactions associated with the issuances of the 2019 Convertible Notes and the January 2020 Convertible Notes, on the calculation of net loss per share, the Company reduced net loss attributable to common stockholders for the years ended December 31, 2020 and 2019 by $
9.5
 million and $
5.4
 million, respectively, to reflect a dividend for the amount by which the (1) aggregate fair value of new instruments issued less the amount of cash received is greater than (2) the fair value of preferred and common stock surrendered. Given that the exchanges involved a multiple element transaction and the fair value of the consideration received by the stockholders exceeded the fair value of the preferred and common equity given up, the Company has adjusted the EPS computation to reflect the value given to note holders from the common stockholders of the Company that did not participate. This adjustment was computed on the individual holder unit of account basis
.
Q4 2020 Convertible Notes and Warrants Issuance
From October 2020 through December 2020, the Company issued and sold convertible promissory notes (the “Q4 2020 Convertible Notes”) under the same terms as the 2019 Convertible Notes to various investors with aggregate gross proceeds of $
19.0
 million, of which $
7.9
 million was issued and sold to related parties as a result of affiliations with certain members of the Board or significant ownership of the Company’s outstanding capital stock. In December 2020, the note holders voted to further extend the maturity date of all outstanding Convertible Notes by six months to June 2021. At the time of the Q4 2020 Convertible Notes offering, certain note holders that bought a minimum threshold of the Q4 2020 Convertible Notes were also issued warrants giving them rights to acquire Financing Stock at the Financing Stock Offer Price, or in the event the Financing Stock offering does not occur to acquire Series D’ preferred stock (the “Q4 2020 Preferred Stock Warrants”). The Q4 2020 Preferred Stock Warrants are transferrable (with Company consent) and expire upon the earlier of the occurrence of certain events, as defined by the warrant agreement, or the seventh anniversary of date of issuance (2027). A total of
4,620,018
Q4 2020 Preferred Stock Warrants were issued and initially recognized at fair value, which resulted in warrant liabilities totaling approximately $
1.6
 million.
Additionally, the Company evaluated the conversion option within the Q4 2020 Convertible Notes and determined the effective conversion price was beneficial to the note holders. As such, the Company recorded a beneficial conversion feature (“BCF”) related to the issuance of the Q4 2020 Convertible Notes based on the difference between the effective conversion rate and the fair value of the Series D’ preferred stock into which it is convertible. The BCF resulted in a $
1.6
 million discount to the Q4 2020 Convertible Notes with an increase to additional paid in capital. The Company will accrete the discount in connection with the BCF as interest expense over the term of the Q4 2020 Convertible Notes using the effective interest rate method.
Convertible Notes Embedded Derivative
As outlined in the indenture governing the Convertible Notes, the Convertible Notes are automatically convertible, contingent upon the occurrence of certain events, most notably a qualified financing (a “Qualified Financing”), defined as the issuance and sale of a minimum amount of additional common stock or Financing Stock. The redemption price is defined as a price per share equal to
85
% of the price per share (“Offer Price”) paid by the other purchasers of the Financing Stock sold in the Qualified Financing. The Convertible Notes are redeemable into the number of shares of Financing Stock needed to settle all of the aggregate amount of principal and unpaid interest owed to the Holder, which is based on the ultimate price per share associated with the Financing Stock. Consequently, the Convertible Notes are considered stock settled debt.

STEM, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

This redemption feature embedded in the Convertible Notes is considered to be a derivative that is required to be separately accounted for at fair value and subsequently remeasured to fair value at each reporting date. Accordingly, upon issuance of the 2019 and January 2020 Convertible Notes, the Company recognized the fair value associated with the embedded derivative which resulted in a derivative liability of approximately $2.7 million and $0.4 million, respectively. The Company determined the fair value of the embedded derivative associated with the Q4 2020 Convertible Notes as of issuance was not material. The value of the embedded derivative liability is presented together with the associated convertible promissory notes on the consolidated balance sheet.
Conversion of 2019 Convertible Notes
In August 2019, one of the holders of the 2019 Convertible Notes converted the outstanding note and principal balance of $30.2 million resulting in the issuance of 19,711,869 shares of Series D’ convertible preferred stock. The existing unamortized debt discount, including the discount associated with the common warrants discussed in Note 12, of $2.1 million associated with such notes was reclassified into additional

paid-in

capital at the time of conversion.
12. Warrants
Convertible Preferred Stock Warrants
Since inception the Company has issued warrants on convertible preferred stock in conjunction with various debt financings. See Note 4 for further information regarding the fair value measurement associated with the resulting warrant liabilities. Throughout the year 2019 and 2020, warrants to purchase Financing Stock or Series D’ preferred stock were issued along with Convertible Notes at an exercise price that is dependent on the next equity financing event.
The following tables represents the warrants on convertible preferred stock outstanding:

	December 31, 2020
	Issuance Date	Exercise Price		Number of Shares	Term (years)
Series A’	2012	$0.4485		178,372	10
Series D	2017	1.5326		6,247,984	7
Series D’	2019 and 2020	1.5326	**	37,869,886	7

Total				44,296,242

	December 31, 2019
	Issuance Date	Exercise Price		Number of Shares	Term (years)
Series A’	2012	$0.4485		178,372	10
Series D	2017	1.5326		6,269,223	7
Series D’	2019	1.5326	**	23,177,068	7

Total				29,624,663

**
In connection with various issuances of Convertible Notes that occurred during 2019 and 2020, warrants to purchase either next financing stock or Series D’ preferred stock were issued. At December 31, 2020 and December 31, 2019, the number of warrants issued was subject to adjustment pending the occurrence of the next round of financing; however, the number of shares and exercise price of these warrants and related valuation of these warrants has been performed assuming that the warrants will be on Series D’ preferred stock.

STEM, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Common Stock Warrants
Among the investors in the 2019 Convertible Notes discussed in Note 11, was an investor who received a warrant to purchase
5,000,000
common shares at the time such investor purchased convertible promissory notes. This warrant was determined to be equity classified and was recorded upon issuance to additional paid in capital based on an estimated grant date fair value of $
1.2
 million with an offsetting debt discount, with such debt discount being amortized to earnings over the expected life of the debt
.
The Company also issued warrants in relation to the modification of the term loan in May 2020. These warrants were determined to be equity classified and upon issuance was recorded to additional paid in capital based on an estimated grant date fair value of $
0.2
 million with an offsetting debt discount as discussed in Note 10. The holder of warrants exercised the warrants in exchange for common stock during the same period.
As of December 31, 2020 and 2019, the Company had
6,001,639
warrants to purchase common stock outstanding at an exercise price ranging from $
0.36
to $
1.53
and an expiration date ranging from approximately
1
to
5 years
. None of the outstanding warrants are classified as liabilities and, as such, are not subject to remeasurement.
13. Convertible Preferred Stock and Stockholders’ Deficit
Convertible Preferred Stock
Prior to the retroactive impact of the recapitalization, the authorized, issued and outstanding shares of the convertible preferred stock and liquidation preferences as of the periods presented were as follows:

	December 31, 2020
	Authorized Shares	Outstanding Shares	Net Carrying Value	Liquidation Preference
			(in thousands)
Series D’	190,000,000	105,386,149	$129,339	$161,516
Series D	87,235,535	33,392,701	46,587	51,178
Series C	64,129,209	23,298,388	35,293	35,514
Series B	36,969,407	9,185,302	7,049	7,123
Series A’	30,991,277	4,158,503	1,702	1,865
Series A	21,288	16,740	593	751
Series 1	4,305	2,961	—	—

Total	409,351,021	175,440,744	$220,563	$257,947

	December 31, 2019
	Authorized Shares	Outstanding Shares	Net Carrying Value	Liquidation Preference
			(in thousands)
Series D’	102,000,000	78,932,752	$99,588	$120,972
Series D	87,235,535	35,586,652	49,772	54,540
Series C	64,129,209	41,305,384	62,570	62,962
Series B	36,969,407	9,126,596	7,071	7,078
Series A’	30,991,277	26,171,809	11,535	11,738
Series A	21,288	16,740	593	751
Series 1	4,305	2,961	—	—

Total	321,351,021	191,142,894	$231,129	$258,041

STEM, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The rights, preferences, restrictions, and privileges of the holders of convertible preferred stock are as follows:
Conversion
At the option of the holder, each share of preferred stock is convertible into the number of fully paid and non-assessable
shares of common stock at a conversion ratio that is equal to the original issuance price as adjusted for stock dividends, splits or combinations, divided by the applicable conversion price at the time of conversion. The conversion price is equal to the original issuance price, as adjusted for stock dividends, splits or combinations. The original issue price is $1.00, $0.4485, $0.4485, $0.7755, $1.5243, $1.5326 and $1.5326 for series 1, series A, series A’, series B, series C, series D and series D’, respectively.
Each share of preferred stock automatically converts into the number of shares of common stock into which such shares are convertible at the then applicable conversion ratio upon: (i) the closing of the sale of the Company’s common stock in a public offering with aggregate gross proceeds of at least $20.0 million, or (ii) the consent of holders owning 66% of the then outstanding shares of preferred stock, voting together as a single class on an as-converted
basis.
Dividends
The holders of preferred stock are entitled to receive
non-cumulative
dividends at an annual rate of $3.59, $0.0359, $0.0620, $0.1219, $0.1226 and $0.1226 per share for Series A, Series A’, Series B, Series C, Series D and Series D’, respectively, as adjusted for stock dividends, splits or combinations, per annum when and if declared by the Board of Directors. Dividends on preferred stock are non-cumulative
and are payable prior to and in preference to any dividends on common stock. No dividends may be paid on any common stock unless and until a dividend is paid or declared and set aside on each outstanding share of preferred stock. The holders of convertible preferred stock are also entitled to participate in dividends on common stock on an as-converted
basis. As of December 31, 2020 and 2019, no dividends have been paid or declared to date.
Liquidation Rights
In the event of any liquidation, dissolution or winding up of the Company, including a merger or acquisition where the beneficial owners of the Company’s common stock and preferred stock own less than 50% of the surviving entity, or a sale of all or substantially all Company assets, the holders of preferred stock will be entitled to receive a per share amount equal to the greater of (i) the liquidation preference rate, as adjusted for stock dividends, splits or combinations, plus all declared but unpaid dividends, or (ii) the amount per share that would have been payable had all the shares of convertible preferred stock had been converted into common stock. As of December 31, 2020 and 2019, the liquidation preference rates are $44.85 for Series A preferred stock, $0.4485 for Series A’ preferred stock, $0.7755 for Series B preferred stock, $1.5243 for Series C preferred stock, $1.5326 for Series D preferred stock and $1.5326 for Series D’ preferred stock.
The Series D’ holders are entitled are entitled to receive its liquidation preference prior and in preference to the holders of other classes of convertible preferred stock or common stock, followed by Series D preferred stockholders, then Series C stockholders, then Series B stockholders, then the Series A’ stockholders and lastly by Series A stockholders. If there are insufficient assets and funds to allow for full payment to the holders of a particular class of senior preferred stock, distribution will be made ratably in proportion to the preferential amount each holder of such class of preferred stock is otherwise entitled to receive.

STEM, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

After full payment has been made to the holders of senior preferred stock, the entire remaining liquidation proceeds, if any, will be distributed among the holders of Series 1 preferred stock and common stock, on an as-converted
basis.
Voting
Each holder of preferred stock is entitled to the number of votes equal to the number of shares of common stock into which each such shares of preferred stock could be converted. Each holder of common stock is entitled to one vote for each share of common stock held. For as long as a minimum number of the originally issued shares remain outstanding, consent of the holders of at least 65% of the outstanding shares of preferred stock, voting as a single class, must approve certain actions.
Classification
The Company has classified its Series A, Series A’, Series B, Series C, Series D and Series D’ convertible preferred stock as mezzanine equity on the consolidated balance sheets as the stock is contingently redeemable. Upon the occurrence of certain deemed liquidation events that are outside the Company’s control, including liquidation, sale or transfer of the Company, holders of the convertible preferred stock can cause redemption for cash. During the years ended December 31, 2020 and 2019, the Company did not adjust the carrying value of the convertible preferred stock to the deemed liquidation value of such shares as a deemed liquidation event was not probable of occurring.
Common Stock
Holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders of the Company.
The Company had reserved shares of common stock for issuance, on an as-converted
basis and reflecting the impact of the retroactive application of the recapitalization, as follows:

	December 31,
	2020	2019
Shares reserved for warrants	10,832,616	7,672,810
Options issued and outstanding	11,065,658	9,227,850
Shares available for future option grants	2,379	925,903

Total	21,900,653	17,826,563

14. Stock-based Compensation
In 2009, the Company adopted the 2009 Stock Plan (the “Plan”). The Plan provides for the granting of incentive stock options (“ISOs”), nonqualified stock options (“NSOs”), stock bonuses, and rights to acquire restricted stock to employees, directors and consultants. The Company has reserved 55,305,506 shares of common stock for issuance under the Plan.
Under the Plan, the exercise price of an option cannot be less than 100% of the fair value of one share of common stock for incentive or non-qualified
stock options, and not less than 110% of the fair value for stockholders owning greater than 10% of all classes of stock, as determined by the Board of Directors. Options under the Plan generally expire after ten years. Under the Plan, the Board of Directors determines when the options granted will become exercisable. Options granted under the Plan generally vest 1/4 one year from the grant date and then 1/48 each month over the following three years and are exercisable for up to 10 years after the date of the grant. The Plan allows for exercise of unvested options with repurchase rights over the restricted common stock issued at the original exercise price. The repurchase rights lapse at the same rate as the options vest.

STEM, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A summary of activity under the Plan presented on an as converted basis to reflect the impact of the retroactive application of the recapitalization using the Exchange Ratio is as follows:

	Number of Options Outstanding	Weighted- Average Exercise Price Per Share	Weighted- Average Remaining Contractual Life (years)	Aggregate Intrinsic Value (in thousands)
Balances as of December 31, 2019	42,846,649	$0.34	6.82	$5,821
Retroactive application of recapitalization	(33,618,799)	1.24	—	—

Adjusted balance as of December 31, 2019	9,227,850	1.58	6.82	5,821
Options granted	2,354,549	5.69
Options exercised	(214,721)	1.77
Options forfeited	(187,440)	2.29
Options expired	(114,580)	1.63

Balances as of December 31, 2020	11,065,658	$2.61	7.21	$46,516

Options vested and exercisable – December 31, 2020	8,015,888	$2.09	6.48	$37,854

The weighted-average grant date fair value of stock options granted to employees was $3.79 and $1.58 during the years ended December 31, 2020 and 2019, respectively. The intrinsic value of options ex
e
rcised was $1.1 million and less than $0.1 million during the years ended December 31, 2020 and 2019.
Significant Assumptions in Estimating Option Fair Value
The Company uses the Black-Scholes model for estimating the fair value of options granted and used the following assumptions for options:

	Year Ended December 31,
	2020	2019
Volatility	71.41%	69.10%
Risk-free interest rate	0.49%	2.47%
Expected term (in years)	5.82	5.83
Dividend yield	—%	—%
Fair Value of Common Stock
—The fair value of the common stock underlying the stock option awards was determined by the Board. Given the absence of a public trading market, the Board considered numerous objective and subjective factors to determine the fair value of the Company’s common stock at each meeting at which awards were approved. These factors included, but were not limited to (i) contemporaneous third-party valuations of common stock; (ii) the rights, preferences, and privileges of convertible preferred stock relative to common stock; (iii) the lack of marketability of common stock; (iv) stage and development of the Company’s business; (v) general economic conditions; and (vi) the likelihood of achieving a liquidity event, such as an initial public offering (“IPO”) or sale of the Company, given prevailing market conditions. To evaluate the fair value of the underlying shares for grants between two independent valuations and after the last independent valuation, a linear interpolation framework was used to evaluate the fair value of the underlying shares.
Volatility
—The volatility is based on a peer group in the industry in which the Company does business.

STEM, INC.
NOTES
TO CONSOLIDATED FINANCIAL STATEMENTS

Risk-Free Interest Rate
—The risk-free interest rate is based on the U.S. Treasury yield in effect at the time the options are granted for zero coupon U.S. Treasury notes with maturities approximately equal to the expected term of the option.
Dividend Yield
—The Company has not historically paid dividends. It is possible that the Company will declare a dividend related to future years’ earnings but as this is unlikely, a zero percent yield was used.
Expected Term
—The expected term is based upon the Company’s consideration of the historical life of options, the vesting period of the option granted, and the contractual period of the option granted. The Company has a limited history of granting options, accordingly, the expected life was calculated using the simplified
method.
Stock-Based Compensation Expense
The following table summarizes stock-based compensation expense recorded in each component of operating expenses in the Company’s consolidated statements of operations and comprehensive loss for the years ended December 31, 2020 and 2019 (in thousands):

	Year Ended December 31,
	2020	2019
Sales and marketing	$396	$364
Research and development	1,211	901
General and administrative	2,935	266

Total stock-based compensation expense	$4,542	$1,531

As of December 31, 2020, the Company had approximately $8.0 million of remaining unrecognized stock-based compensation expense, which is expected to be recognized over a weighted average period of 3.2 years.
15. Special Purpose Entities
The Company has formed various SPEs to finance the development and construction of its energy storage systems. These SPEs, which are structured as limited liability companies, obtain financing from outside investors and purchase projects from the Company under master purchase agreements by making an upfront payment to the Company for such energy storage systems. As more fully described in Note 2, the Company accounts for the large upfront payment received from the SPE as a financing obligation. The legal purchase of the energy storage system does not affect the Company’s legal or constructive obligation to the host customer.
Consolidated VIE
In September 2013, the Company entered into agreements to form SCF 1, LLC (“SCF 1”) and consolidated this SPE under the VIE consolidation model. During 2018, the Company acquired the outstanding non-controlling
interests of SCF 1 which remained a VIE upon reconsideration at the acquisition.

STEM, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2020 and 2019, the Company’s consolidated total assets include the assets of SCF 1 that can only be used to settle the liabilities, if any, of SCF 1. The assets and liabilities of SCF 1 are comprised primarily of the following:

	Year Ended December 31,
	2020	2019
Energy storage systems, net	$1,463	$1,785
Deferred revenue, current	$283	$283
Deferred revenue, noncurrent	$1,047	$1,369
Other liabilities	$239	$307
Unconsolidated VIEs
On January 23, 2015, June 7, 2016, and June 30, 2017 the Company entered into agreements to form three Limited Liability Companies: Stem Finance SPV II, LLC (“SPV II”), Stem Finance SPV III, LLC (“SPV III”), and Generate-Stem LCR, LLC (“SPV IV”), respectively, which are accounted for as unconsolidated VIEs because the Company lacks the power to direct the activities that most significantly impact the economics of these entities. Although the Company is not the primary beneficiary of these entities, due to its significant continuing involvement in the generation of cash flows of the energy storage systems and legal responsibilities under the host customer contract, the Company is required to include the assets, liabilities, revenues, and expenses of these entities in its consolidated financial statements. The significant activities involve deciding which energy storage systems to be purchased by the SPE and setting of the annual operating budgets which govern the ongoing operation and maintenance of the energy storage systems. Both of these activities significantly impact the revenue, expenses, and resulting residual returns or losses that will accrue to the investors of the SPE and require approval by both Stem and the other third-party investor. Stem, the non-managing
member of the SPE, shares power through its rights to (i) agree on SPE purchases of energy storage systems in the master purchase agreement, and (ii) approve the annual operating budgets in the operating and maintenance agreement. The other investor shares power through its rights as the managing member in the SPE. As a result, power is shared with the other investors in the SPE who are not considered related parties (including de facto agency relationships) of the Company. Investments in such SPEs are accounted for under the equity method of accounting and are recorded within other noncurrent assets on the consolidated balance sheets. The Company’s maximum loss exposure from these entities is limited to the aggregate carrying amount of its equity method investments. As of December 31, 2019, the Company had not provided, and is not required to provide, financial support through a liquidity arrangement or otherwise, to its SPEs, including circumstances in which it could be exposed to further losses (e.g., cash shortfalls). The Company’s cumulative share of the earnings/(losses) in SPV II, SPV III and SPV IV was $0.1 and $0.2 million for the years ended December 31, 2020 and 2019.

STEM, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes additional information about our equity method investments, SPV II, SPV III and SPV IV:

	SPV II	SPV III	SPV IV
Date formed	January 23, 2015	June 7, 2016	June 30, 2017
Initial ownership %	49%	50%	50%
Stem’s interest	100% of Class A shares	100% of Class B shares	100% of Class B shares
Initial distributions:
Class A	10% (Stem)	80% (Stem—50%)	97.5%
Class B	90%	20% (Stem—100%)	2.5% (Stem)
As of December 31, 2020 and 2019, the Company’s investment in its unconsolidated SPE’s, recorded within other noncurrent assets on the consolidated balance sheets, was as follows (in thousands):

	December 31,
	2020	2019
Investment in SPV II	$—	$—
Investment in SPV III	487	695
Investment in SPV IV	257	148

Total equity method investments	$744	$843

As discussed in Note 2, the Company accounts for the legal sales of the energy storage systems to the SPEs as a financing obligation. This is because we have significant continuing involvement in the generation of cash flows of the energy storage systems and continue to be legally responsible under the host customer contract. Accordingly, in addition to the equity method investment, the Company has the following financing obligations associated with energy storage systems legally sold to the unconsolidated SPEs (in thousands):

	Year Ended December 31,
	2020	2019
Financing obligation, current portion	$14,914	$6,373
Financing obligation, noncurrent	$73,128	$74,640
Interest expense related to the financing obligations was $6.9 million and $5.8 million for the years ended December 31, 2020 and 2019, respectively.
As a result of being the accounting owner of energy storage systems sold to the SPEs and retaining the obligation to provide energy optimization services to host customers, the Company records the carrying value of energy storage system assets and obligations under the customer host contracts on its consolidated balance sheet. These balances were as follows as of December 31, 2020 and 2019 (in thousands):

	Year Ended December 31,
	2020	2019
Energy storage systems, net	$91,593	$98,358
Deferred revenue, current	$3,713	$3,507
Deferred revenue, noncurrent	$8,265	$6,302
Other liabilities	$3,178	$2,608

STEM, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Because the Company is the legal
party
responsible for providing services to the host customer and significantly involved in generating the revenue under the host customer arrangements, the Company records the revenue associated with services, and separately records payments to the VIE as debt and interest payments. Revenues recognized by the Company associated with energy storage systems legally sold to the unconsolidated SPEs were $12.8 million and $8.8 million for the years ended December 31, 2020 and 2019, respectively. Such revenues are inclusive of incentive fees, consistent with the Company’s revenue policy. Depreciation expense recognized within cost of service revenue by the Company for the energy storage systems legally sold to the unconsolidated SPEs was $11.8 million and $7.1 million for the years ended December 31, 2020 and 2019, respectively.
16. Net Loss Per Share
The following table sets forth the computation of basic and diluted net loss per share attributable to common stockholders (in thousands, except share and per share amounts):

	Year Ended December 31,
	2020	2019
Numerator:
Net loss	$(156,124)	$(59,414)
Less: Deemed dividend to preferred stockholders (see Note 11)	(9,484)	(5,353)

Net loss attributable to common stockholders	(165,608)	(64,767)

Denominator:
Weighted-average number of shares outstanding used to compute net loss per share attributable to common stockholders, basic and diluted	40,064,087	42,811,383

Net loss per share attributable to common stockholders, basic and diluted Net loss per share attributable to common stockholders, basic and diluted	$(4.13)	$(1.51)

The following potentially dilutive shares were not included in the calculation of diluted shares outstanding for the periods presented as the effect would have been anti-dilutive:

	December 31,
	2020	2019
Convertible promissory notes	10,495,111	5,202,697
Outstanding stock options	11,065,658	9,227,850
Outstanding common stock warrants	10,832,616	7,672,809

Total	32,393,386	22,103,357

STEM, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

17. Income Taxes
The components of loss before provision for income taxes for the years ended December 31, 2020 and 2019 are as follows (in thousands):

	December 31,
	2020	2019
Domestic	$(156,119)	$(59,408)
Foreign	—	—

Loss before income taxes	$(156,119)	$(59,408)

The components of the provision for income tax expense for the years ended December 31, 2020 and 2019 are as follows (in thousands):

	December 31,
	2020	2019
Current:
Federal	$—	$—
State	5	6

Total current	5	6

Deferred:
Federal	—	—
State	—	—

Total deferred	—	—

Total provision for income taxes	$5	$6

The effective tax rate of the Company’s provision (benefit) for income taxes differs from the federal statutory rate as follows:

	December 31,
	2020	2019
Statutory rate	21.00%	21.00%
State tax	3.19%	7.13%
Foreign income and withholding taxes	0.41%	0.08%
Stock-based compensation	(0.60)%	(0.51)%
Change in fair value of warrants	(11.36)%	0.53%
Other	—	(0.04)%
Non-deductible interest expense	(1.51)%	(2.63)%
Valuation allowance	(11.13)%	(25.56)%

Total	0.00%	0.00%

Due to the Company’s net losses, there were no provisions for federal income taxes for 2020 and 2019. Deferred income taxes arise from temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax reporting purposes, as well as net operating losses (“NOLs”) and tax credit carryforwards.

STEM, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Significant components of the Company’s deferred tax assets and liabilities as of December 31, 2020 and 2019 are as follows (in thousands):

	December 31,
	2020	2019
Deferred tax assets:
Net operating losses	$59,960	$50,821
Tax credits	761	761
Depreciable assets	635	189
Intangible assets	—	431
Accruals and allowances	575	1,317
Stock-based compensation	83	62
Deferred revenue	27,962	19,370
Other	3,035	2,004

Total gross deferred tax assets	93,011	74,955
Less: Valuation allowance	(91,315)	(73,930)

Net deferred tax assets	1,696	1,025
Deferred tax liabilities:
Amortization of asset retirement obligation	(1,696)	(1,025)

Total gross deferred tax liabilities	(1,696)	(1,025)

Net deferred taxes	$—	$—

As of December 31, 2020 and 2019, the Company had federal NOL carryforwards of approximately $199.8 million and $171.2 million, respectively, and state NOL carryforwards of approximately $200.5 million and $171.0 million, respectively. The federal and state NOL carryforwards will both begin to expire in 2029. As of December 31, 2020 and 2019, the Company had federal research and development tax credit carryforwards of $0.7 million and $1.0 million, respectively, which begin to expire in 2029 if not utilized. As of December 31, 2020 and 2019, the Company had California research and development tax credit carryforwards of $0.7 million and $1.0 million, respectively, which do not expire. As of December 31, 2020 and 2019, the Company had California Enterprise Zone tax credits of $0.1 million and $0.1 million, respectively, which begin to expire in 2021.
In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. As a result of a history of taxable losses and uncertainties as to future profitability, the Company recorded a full valuation allowance against its deferred tax assets. The valuation allowance was $91.3 million and $73.9 million as of December 31, 2020 and 2019, respectively.
Utilization of the NOL carryforwards and tax credit forwards may be subject to a substantial annual limitation due to ownership change limitations that may have occurred or that could occur in the future, as required by the Internal Revenue Code Section 382, as well as similar state provisions. In general, an “ownership change,” as defined by the code, results from a transaction or series of transactions over a three- year period resulting in an ownership change of more than 50 percentage points of the outstanding stock of a company by certain stockholders or public groups. Any limitation may result in expiration of all or a portion of the NOL or tax credit carryforwards before utilization. The Company has not performed a detailed analysis to determine whether an ownership change under Section 382 of the Code has previously occurred. As a result, the Company’s ability to utilize existing carryforwards could be restricted.

STEM, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The Company had gross unrecognized tax benefits of $0.8 million as of December 31, 2020 and 2019. There were no material additions, reductions or settlements of unrecognized tax benefits for years ended December 31, 2020 and 2019. The Company expects resolution of unrecognized tax benefits, if created, would occur while the full valuation allowance of deferred tax assets is maintained. The Company does not expect to have any unrecognized tax benefits that, if recognized, would affect the effective tax rate. As of December 31, 2020, the Company does not have a liability for potential penalties or interest. The Company does not expect its unrecognized tax benefits to change significantly over the next 12 months.
In the normal course of business, the Company is subject to examination by taxing authorities throughout the United States of America. The Company is not currently under audit by the Internal Revenue Service or similar state or local authorities. The tax return years 2016 through 2020 remain open to examination by the major domestic taxing jurisdictions to which the Company is subject. Net operating losses generated on a tax return basis by the Company for calendar years 2009 through 2020 remain open to examination by the major domestic taxing jurisdictions.
18. Commitments and Contingencies
Contingencies
The Company may be subject to various claims and legal proceedings which arise in the normal course of business. Management believes that the ultimate resolution of any such matters will not have a material adverse effect on the financial position or results of operations of the Company.
The Company is currently the defendant in a lawsuit alleging that the Company wrongfully diluted the plaintiffs’ equity holdings. The Company settled with the primary plaintiffs in September 2019 for a cash payment of $1.7 million while those defendants forfeited their remaining preferred stock, totaling 635, representing a combination of Series 1 and Series A preferred shares in the Company and also forfeited 2,270 of common shares in the Company, which reflects the impact of the retroactive application of the recapitalization. The remaining plaintiffs are pursuing claims which the Company believes have no merit and will be dismissed.
19. Employer Retirement Plan
The Company sponsors a 401(k) profit sharing plan covering all eligible employees. Participants may elect to defer a percentage of their compensation ranging from 1% to 75%, up to the maximum allowable by law by making contributions to the plan. The Company may match, at its discretion, the employee contributions according to the terms of the plan. During the years ended December 31, 2020 and 2019, the Company did not match any of its employees’ contributions.
20. Subsequent Events
Management has evaluated subsequent events through March 15, 2021, the date the consolidated financial statements were available for issuance. The following subsequent events were noted:
In January 2021, the Company issued and sold convertible promissory notes payable to various investors with aggregate gross proceeds of $1.1 million under the same terms as the existing convertible notes.

STEM, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
In January 2021, the Company entered into a credit agreement to provide a total of $2.7 million towards the financing of certain energy storage systems owned and operated by the Company. The credit agreement has a stated interest of 5.45% and a maturity date of June 2031. The Company received an advance under the credit agreement of $1.9 million in January 2021. The repayment of advances received under this credit agreement is determined by the lender based on the proceeds generated by the Company through the operation of the underlying energy storage systems.